Exhibit 5.1

[Letterhead of Bingham McCutchen LLP]

March 2, 2006

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Resale Registration Statement on Form S-3 of

NetLogic Microsystems, Inc.

on Behalf of Selling Securityholder

Ladies and Gentlemen:

We have acted as counsel to NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,984,095 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about the date of this opinion, on behalf of Cypress Semiconductor Corporation (“Cypress”) as the selling securityholder.

The Shares were issued, or are issuable pursuant to the Agreement for the Purchase and Sale of Assets, dated January 25, 2006, as amended by that certain Amendment No. 1 to Agreement for the Purchase and Sale of Assets, dated February 15, 2006, by and between the Company and Cypress (the “Agreement”).

As counsel to the Company, we have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

NetLogic Microsystems, Inc.

March 2, 2006

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document. We have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

This opinion is limited solely to the Delaware General Corporation Law, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Subject to the foregoing, it is our opinion that such of the Shares as have been issued have been duly authorized and are validly issued, fully paid and nonassessable, and such of the Shares as are issuable in the future have been duly authorized and will be validly issued, fully paid and nonassessable when issued pursuant to the terms of the Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any further registration statement to be filed pursuant to Rule 462(b) under the Securities Act with respect to the Shares, and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BINGHAM McCUTCHEN LLP
BINGHAM McCUTCHEN LLP